Exhibit 19
Insider Trading Policy
Applicability

This Insider Trading Policy (“Policy”) applies to all of Crown Castle’s directors, officers, employees, contingent workers, contractors and consultants (“Covered Persons”).

Policy

While a Covered Person is aware of material non-public information relating to Crown Castle, neither the Covered Person nor any Related Parties (as defined below) may buy, sell or otherwise trade, directly or indirectly, stock or other securities of Crown Castle (including common stock, preferred stock and debt securities) (“CCI Securities”) or engage in any other action to take advantage of, or pass on to others, that information.

“Related Parties” consist of any (1) Family Member1 of the Covered Person, (2) other members of the Covered Person’s household and (3) entities controlled by the Covered Person.

In addition, a Covered Person is prohibited from trading in securities of another public company, including Crown Castle’s customers (current or prospective), suppliers or competitors, if, while working for or holding another position of trust at Crown Castle, the Covered Person obtains material non-public information relating to such other company or to Crown Castle, which information is reasonably likely to significantly impact either such other company and/or its securities.

What is Material Information?

Material information is information that a reasonable investor would consider important in a decision to buy, hold or sell stock or other securities. In short, any information which could reasonably affect the price of the stock or other securities is likely to be considered material information. Either positive or negative information may be material.

While it is not possible to identify all categories of material information, common examples of information that may generally be regarded as material are:

•projections of future earnings or losses (including confirmation of previously announced projections);
•news of a pending or proposed merger, joint venture, acquisition or tender offer;
•news of a significant purchase or sale of assets or the disposition of a significant subsidiary;
1 As used herein, with respect to any person, “Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling or domestic partner, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), who shares the same household as such person (including a child away at school), and any such Family Members who do not share the same household but whose transactions in the CCI Securities are directed by the Covered Person or are subject to the Covered Person’s influence or control.

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•changes in dividend policies or the declaration of a stock split or the offering of additional securities;
•changes in executive management;
•significant new ventures;
•actual or threatened major litigation, or key developments in, or the resolution of, such litigation;
•impending bankruptcy or financial liquidity problems;
•the gain or loss of a substantial customer or supplier;
•significant cybersecurity incidents; and
•material financing transactions out of the ordinary course.

Other Key Points

Twenty-Twenty Hindsight. Remember, if a Covered Person’s stock or other securities transactions become the subject of scrutiny, those transactions will be viewed after-the-fact. As a result, before engaging in any transaction, a Covered Person should carefully consider how regulators and others might view his or her transaction in hindsight with all of the facts disclosed, even those facts that may arise after such transaction.

Transactions by Related Parties. The restrictions set forth in this Policy also apply to Related Parties. Covered Persons are expected to be responsible for the compliance with this Policy by Related Parties.

Gifts. Gifts (including donations to charities), whether made by a Covered Person or on the Covered Person’s behalf, are not permitted when the Covered Person is in possession of material non-public information relating to Crown Castle. So long as the Covered Person is not in possession of material non-public information relating to Crown Castle, gifting of CCI Securities is permitted outside of the Trading Window (defined below), provided such gift is pre-cleared with the Compliance Officer (defined below).

Retirement Accounts, Managed Accounts and Dividend Reinvestments. The restrictions set forth in this Policy also apply to (1) CCI Securities held in the Covered Person’s retirement account (such as 401(k) or similar accounts), (2) accounts managed by financial advisors or managers (e.g., “managed accounts”) and (3) reinvestment of dividends on CCI Securities, regardless of whether they are reinvested automatically as a result of a previously made election through a broker, bank or transfer agent.

Tipping Information to Others. Whether the information is proprietary information about Crown Castle or other material non-public information that could have an impact on the price of CCI Securities or the price of securities of another public company, Covered Persons should only pass such information on to other persons who are involved with Crown Castle and who have a reasonable need to know same.

In addition, a Covered Person should not recommend to anyone the purchase or sale of CCI Securities or the securities of another public company when in possession of material non-public information relating to Crown Castle or such other company. See “Policy” above. The penalties discussed below generally apply whether or not a Covered Person derives any benefit from another's actions or bad intentions.

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When Information is Public. A Covered Person in possession of material non-public information may not trade on that information prior to (1) a public (that is, widely disseminated) announcement by Crown Castle or the parties involved of the material information (such as through news releases or filings with the U.S. Securities and Exchange Commission (“SEC”)) and (2) such information having been absorbed by the investing public. With respect to Crown Castle, the material information is deemed absorbed by the investing public at the beginning of the second trading day following the release of the material information. That is, a full trading day must pass between the time the material information is released and the time the trading occurs.

The following matrix illustrates when material non-public information is deemed absorbed by the investing public:

Release Day	Release Time	First Possible Trading Opportunity*
Monday	Before market opens (i.e., before 9:30 a.m. ET)	Tuesday morning
Monday	After market closes (i.e., after 4:00 p.m. ET)	Wednesday morning
Friday	Before market opens (i.e., before 9:30 a.m. ET)	Monday morning
Friday	After market closes (i.e., after 4:00 p.m. ET)	Tuesday morning
*Subject to the other restrictions set forth in this Policy.

What is a 10b5-1 Plan?

Rule 10b5-1 Plans. Notwithstanding the other provisions of this Policy, Covered Persons may trade in CCI Securities (including gifting) while in possession of material non-public information or during the Blackout Period (with respect to the Window Group, as further described below) if such trade is made in accordance with pre-established written trading instructions, agreements or plans that satisfy the conditions of Rule 10b5-1(c) (“Rule 10b5-1(c)”) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and this Policy (“10b5-1 Plan”).

Covered Person are not permitted to establish, amend or terminate a 10b5-1 Plan:
•while such person is aware of material non-public information,
•during any applicable Special Trading Blackout Period (defined below),
•with respect to the Window Group (discussed further below), outside of a Trading Window (defined below).

In addition, Covered Persons must comply with all other requirements or Rule 10b5-1(c), including applicable cooling off periods and restrictions on overlapping plans. Once the 10b5-1 Plan is established, the Covered Person may not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade.

Covered Persons must obtain written approval (e-mail will suffice) from Crown Castle’s General Counsel or their designee(s) (“Compliance Officer”) prior to adopting, amending or terminating a 10b5-1 Plan, as well as

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provide to the Compliance Officer the material terms of any such trading plan. Any approval by the Compliance Officer will not guarantee that the 10b5-1 Plan ultimately qualifies for affirmative defense under Rule 10b5-1(c).

Reporting Persons Obligations. In addition to the requirements discussed above, Crown Castle’s directors, executive officers and certain other officers (“Reporting Persons”) are required to promptly report to the Compliance Officer each executed transaction made pursuant to a trading instruction, agreement or plan (regardless of whether such arrangement satisfies the conditions of Rule 10b5-1(c)).

Are There Other Prohibited Transactions or Trading Periods?

Additional Prohibited Transactions. Because Crown Castle believes it is improper and inappropriate for Covered Persons to dispose of securities during a time when a Covered Person is not permitted to trade and to engage in short-term or speculative transactions involving CCI Securities, Covered Persons may not engage in any of the following activities:

1.Purchases of CCI Securities on Margin. Any CCI Securities purchased in the open market should be paid for in full at the time of purchase. Purchasing CCI Securities on margin (that is, borrowing money from a stockbroker or other third party to fund the purchase) is not permitted.

2.Short Sales. Any CCI Securities purchased in the open market can be sold by the purchaser at any time (provided the guidelines outlined in this Policy are adhered to); however, selling CCI Securities short is not permitted. Selling short is the practice of selling more shares than you own, a technique used to speculate on a decline in the stock price.

3.Buying or Selling Puts or Calls. The purchase or sale of options of any kind, whether puts, calls, or other derivative securities relating to CCI Securities is not permitted. A put is a right to sell at a specified price a specific number of shares by a certain date and is utilized in anticipation of a decline in the stock price. A call is a right to buy at a specified price a specified number of shares by a certain date and is utilized in anticipation of a rise in the stock price.

4.Pledging. Directors and executive officers may not pledge or hypothecate CCI Securities as collateral for a loan, including borrowing against CCI Securities held in a margin account.

Additional Prohibited Trading Periods.

1.Quarterly Trading Window. Because of potential access to Crown Castle’s material non-public information on a regular basis, individuals included in the Window Group (described below) are subject to additional restrictions on trading in CCI Securities. Subject to the other

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restrictions set forth elsewhere in this Policy, the Window Group may generally trade only during a “Trading Window.” The restrictions for the Window Group are discussed below. In addition, as noted above, Covered Persons in possession of material non-public information, whether or not part of the Window Group, are subject to additional restrictions on trading, including during a Trading Window.

Restrictions on the Window Group. The “Window Group” consists of all members of Crown Castle’s Board of Directors, all executive officers, all senior vice presidents and vice presidents and certain other teammates generally designated by Crown Castle’s Chief Executive Officer, Chief Financial Officer, General Counsel or Compliance Officer.

The Window Group is subject to the following provisions with respect to trading in CCI Securities:

•trading in CCI Securities (including transfers out of Crown Castle stock fund and certain other 401(k) rebalancing transactions) is generally not permitted within the period commencing on the beginning of the 10th business day before the close of a fiscal quarter or year-end and continuing until the beginning of the second day after Crown Castle announces its earnings for such fiscal quarter or year-end (“Blackout Period”);

•trading is generally permitted during a Trading Window, which is the period outside of the Blackout Period, subject to the restrictions set forth elsewhere in this Policy;

•individuals in the Window Group should provide advance notice to the Compliance Officer of any proposed transactions involving CCI Securities (including with respect to CCI Securities held in retirement accounts, gifts and any pledges of CCI Securities); and

•transactions in accordance with a 10b5-1 Plan previously established pursuant to this Policy are permitted during the Blackout Period.

2.Special Trading Blackout Periods. From time to time, Crown Castle may close (or not open) a Trading Window (“Special Trading Blackout Period”) in connection with certain significant developments or events that Crown Castle has not publicly disclosed. In such cases, the Compliance Officer may notify particular individuals (and in some cases, all Covered Persons) that a Special Trading Blackout Period has been imposed and that such individuals should generally not trade in CCI Securities.

Who Needs to Report Crown Castle Transactions?

Section 16 Reporting Persons. Reporting Persons are required to file reports with the SEC pursuant to Section 16 of the Exchange Act (“Section 16”) when they engage in transactions in CCI Securities. Although

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Crown Castle’s Legal Department may generally assist the Reporting Persons in preparing and filing the required reports, the Reporting Persons retain responsibility for the reports. Reporting Persons should provide advance notice to the Compliance Officer of any proposed transactions involving CCI Securities (including with respect to CCI Securities held in retirement accounts and any pledges or gifts of CCI Securities). The Board will generally designate officers that are Reporting Persons.

The Reporting Persons are also subject to the limitations on “short-swing” transactions set forth in the federal securities laws. The practical effect of these provisions is that Reporting Persons who purchase and sell CCI Securities within a six-month period (including a sale followed by a purchase within six months) will be required to surrender to Crown Castle all profits from the transaction, whether or not such person had knowledge of any material non-public information at the time of the transactions, unless an exception is applicable.

In addition, Section 16 and the related reporting requirements apply to transactions in CCI Securities by certain Related Parties of the Reporting Persons. Crown Castle maintains a Compliance Assistance Program to assist Reporting Persons in complying with Section 16 and the related reporting requirements. Additional information regarding the Compliance Assistance Program can be obtained from the Compliance Officer.

Rule 144 Reports. Reporting Persons are generally required to comply with the provisions of Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended, including the filing of Form 144 with the SEC. Form 144 notifies the SEC of such person’s intent to sell CCI Securities. The Form 144 is in addition to any Section 16 reports which may be required to be filed (as discussed above). In addition, certain Related Parties may also be required to comply with Rule 144 in connection with sales of CCI Securities.

Additional Requirements

Other Restrictions. Crown Castle may impose additional restrictions from time to time on the trading of CCI Securities in order to comply with applicable laws or in order to take into account non-public information available to certain teammates or directors.

Certifications. Covered Persons may be required to certify an understanding of and compliance with this Policy on a periodic basis as requested by Crown Castle.

Consequences of Non-Compliance

The adverse consequences of insider trading violations can be staggering. Such adverse consequences include:

For individuals who trade on inside information (or tip information to others):
•A civil penalty;
•A criminal fine (no matter how small the profit); and/or
•A jail term.

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For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:
•A civil penalty; and/or
•A criminal penalty;
•The civil penalties may extend personal liability to Crown Castle’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading violations.

Moreover, if a Covered Person violates this Policy, Crown Castle-imposed sanctions, including, without limitation, dismissal for cause, could result. Needless to say, any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish one's reputation, irreparably damage a career, and result in the incurrence of significant cost and expense.